Filed Pursuant to Rule 433
Registration Statement No. 333-223554

HUMANA INC.

3.125% Senior Notes due 2029

3.950% Senior Notes due 2049

August 8, 2019

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s)/BBB+ (S&P)/BBB (Fitch)
Trade Date:	August 8, 2019
Settlement Date:	(T+5)[1] August 15, 2019
Joint Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC PNC Capital Markets LLC U.S. Bancorp Investments, Inc.
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. UMB Financial Services, Inc.
2029 Notes
Security Description:	Senior Notes due 2029
Aggregate Principal Amount:	$500,000,000
Coupon:	3.125%
Maturity Date:	August 15, 2029
Price to Public:	99.898%
Benchmark Treasury:	2.375% UST due May 15, 2029
Benchmark Treasury Price / Yield:	105-22+ / 1.737%
Spread to Benchmark Treasury:	+140 bps
Yield to Maturity:	3.137%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2020
Record Dates:	February 1 and August 1
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after May 15, 2029
CUSIP/ISIN:	444859 BK7 / US444859BK72

[1]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

2049 Notes

Security Description:	Senior Notes due 2049
Aggregate Principal Amount:	$500,000,000
Coupon:	3.950%
Maturity Date:	August 15, 2049
Price to Public:	99.634%
Benchmark Treasury:	3.000% UST due February 15, 2049
Benchmark Treasury Price / Yield:	115-19+ / 2.271%
Spread to Benchmark Treasury:	+170 bps
Yield to Maturity:	3.971%
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2020
Record Dates:	February 1 and August 1
Optional Redemption:	Make-whole call at T+30 bps plus accrued and unpaid interest
Par Call:	On or after February 15, 2049
CUSIP/ISIN:	444859 BL5 / US444859BL55

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Barclays Capital Inc. toll-free at 1-888-603-5847, or by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.